Exhibit 3.6

RESOLUTIONS OF THE SOLE SHAREHOLDER

OF

SOUTH BOW INFRASTRUCTURE HOLDINGS LTD.

(the “Corporation”)

DATED: November 7, 2024 (the “Effective Date”)

WHEREAS:

A.	South Bow Pipelines Ltd. (the “Shareholder”) is the sole shareholder of the Corporation;

B.

on October 1, 2024, South Bow Corporation (“South Bow”), the parent corporation of the Corporation and the Shareholder, and TC Energy Corporation (“TC Energy”) completed the separation of TC Energy into two independent publicly traded companies, transferring all the assets and liabilities of TC Energy’s liquids pipelines business to South Bow pursuant to an arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) and the terms and conditions of an arrangement agreed dated as of April 10, 2024 between TC Energy, South Bow and the Shareholder;

C.	the Corporation has received the resignation of Richard J. Prior as a director of the Corporation, effective as of the Effective Date;

D.

the Shareholder wishes to ratify, confirm and approve the matters in these resolutions relating to Richard J. Prior’s resignation as a director of the Corporation and the appointment of Kevin B. Engel as a replacement director of the Corporation;

E.

pursuant to section 103(1) of the CBCA, the board of directors of the Corporation have approved the amendment of section 2.4 of by-law no. 1 of the Corporation dated effective June 23, 2023 (the “By-Laws”) regarding the execution of instruments on behalf of the Corporation (the “By-Laws Amendment”), effective as of the Effective Date; and

F.	pursuant to section 103(2) of the CBCA, the Shareholder wishes to approve and confirm the By-Laws Amendment.

BE IT RESOLVED THAT:

CHANGE OF DIRECTORS

1.	The resignation of Richard J. Prior as a director of the Corporation, effective as of the Effective Date, is hereby acknowledged.

2.

The appointment of Kevin B. Engel as a director of the Corporation, effective as of the Effective Date, to hold office until the close of the next annual meeting of shareholders of the Corporation or until such director ceases to hold office, is hereby ratified, confirmed and approved.

3.

Any one director or officer of the Corporation is hereby authorized to amend (or cause to be amended) the register of directors of the Corporation to indicate that, as of the Effective Date, the directors of the Corporation are as follows:

Jennifer M. Geggie

Mark Yeomans

Kevin B. Engel

BY-LAWS AMENDMENT

4.	The By-Laws Amendment, in the form set forth in Schedule “A” to these resolutions, is hereby approved, ratified and confirmed.

GENERAL

5.

Any one director or officer of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver (or cause to be delivered) all such documents, instruments, certificates and agreements and to do all such acts and things as such director or officer, in their sole and absolute discretion, may determine to be necessary or desirable in connection with the matters contemplated in these resolutions. The execution and delivery of such other documents in the aforesaid manner shall be conclusive evidence that all documents, instruments, certificates and agreements so executed and delivered are valid, binding obligations of, and enforceable against, the Corporation in accordance with the terms thereof.

6.

These resolutions may be executed in original, portable document format or other electronic means and may be delivered by electronic means, and when so executed and delivered shall be deemed to be an original.

[Signature page follows]

The foregoing resolutions are consented to by the Shareholder as evidenced by the signature hereto pursuant to the CBCA, effective as of the Effective Date.

SOUTH BOW PIPELINES LTD.

Per:	/s/ Kate Fischer
Name: Kate Fischer
Title: Corporate Secretary

[Signature Page to Shareholder Resolutions re: Organizational Matters (South Bow Infrastructure Holdings Ltd.)]

SCHEDULE “A”

BY-LAWS AMENDMENT

Section 2.4 of the By-Laws is hereby amended, effective as of the Effective Date, by deleting such section in its entirety and replacing it with the following:

2.4 EXECUTION OF INSTRUMENTS – Contracts, documents and other instruments requiring execution by the Corporation may be signed on behalf of the Corporation by such directors and officers of the Corporation as are authorized by the board from time to time. The board may, by resolution, establish certain protocols and authorities for the signing of contracts, documents and other instruments on behalf of the Corporation. In the absence of any specific board authority, any person holding the office of chief executive officer, president, vice-president, director, secretary, treasurer, assistant secretary or assistant treasurer or any other office created by by-law or by the board may execute contracts, documents and other instruments, either solely or with another, on behalf of the Corporation. Any signing officer may affix the corporate seal to any instrument requiring the same.